FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: Randy A. Ramlo, President/CEO, 319-399-5700

United Fire & Casualty Company Reports 2007 Year to Date Record Earnings

•	Quarterly Earnings of $0.97 per diluted share
•	Year to Date Earnings of $4.03 per diluted share
•	Quarterly Combined Ratio of 85.3%
•	Year to Date Combined Ratio of 81.3%
•	Book Value Per Share of $27.63

CEDAR RAPIDS, IA – February 11, 2008 – United Fire & Casualty Company (NASDAQ: UFCS) today reported net income of $26.5 million, or $.97 per diluted share, for the quarter ended December 31, 2007, compared to $29.3 million, or $1.06 per diluted share, for the quarter ended December 31, 2006. Operating income in the current year quarter was $23.0 million, or $.84 per share, compared to $28.1 million, or $1.02 per share, in the prior year quarter.

Net income for the year ended December 31, 2007 was $111.4 million, or $4.03 per diluted share, compared to $88.1 million, or $3.36 per diluted share, for the year ended December 31, 2006. Operating income in the current year was $105.1 million, or $3.81 per basic share, compared to $81.6 million, or $3.12 per basic share, in the prior year. Net and operating income per share for the year ended December 31, 2007 increased by 19.9 percent and 22.1 percent, respectively, from the prior year.

Consolidated Highlights	Three Months Ended December 31,			Twelve Months Ended December 31,
(Dollars in Thousands Except Per Share Data)	2007	2006	%	2007	2006	%
Consolidated revenues	$165,757	$166,394	-0.4%	$638,526	$635,600	0.5%
Net income	26,459	29,266	-9.6%	111,392	88,085	26.5%
Weighted average shares outstanding	27,338,835	27,641,263	-1.1%	27,568,742	26,132,531	5.5%
Basic earnings per common share	0.97	1.06	-8.5%	4.04	3.37	19.9%
Diluted earnings per common share	0.97	1.06	-8.5%	4.03	3.36	19.9%
Operating income (1)	23,011	28,145	-18.2%	105,107	81,608	28.8%
Operating income per share (1)	0.84	1.02	-17.6%	3.81	3.12	22.1%
Book value per share	27.63	24.62	12.2%	27.63	24.62	12.2%
Cash dividends declared per common share	0.15	0.135	11.1%	0.555	0.495	12.1%
Pre-tax catastrophe losses (1)	3,636	1,837	97.9%	14,072	59,756	-76.5%
Effect on after-tax earnings	0.09	0.04	125.0%	0.33	1.49	-77.9%
Effect on combined ratio	3.0%	1.5%	100.0%	3.0%	12.8%	-76.6%

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

“United Fire Group had a record year in 2007, exceeding $100 million in net income,” said President & CEO Randy Ramlo. “We produced a strong return on equity in excess of 15 percent, which is a positive indication of the overall profitability of our company. Catastrophe losses were lower than normal in 2007, and this favorably contributed to our year-to-date combined ratio, but it’s important to note that even assuming an average level of catastrophe losses, we still would have had a record year.

“We experienced flat premium growth in 2007, attributable to both our planned reduction of property exposures in the New Orleans area and the continuing soft market conditions throughout the insurance industry. While reducing our concentration of risk in New Orleans hindered our growth in 2007, it greatly reduced our exposure to catastrophe losses. We have now exceeded our property reduction goal in New Orleans and do not anticipate substantial additional reductions in 2008. As for the marketplace, we believe the trend of falling rates that we have experienced in recent years will continue through 2008 and beyond. Even so, we remain optimistic and believe there are still opportunities to profitably grow our business.

“Beginning in 2000, we substantially decreased our assumed reinsurance business. This decrease in assumed reinsurance business continued in 2007 with premium writing decreasing by 11.0 percent as the result of the cancellation of a large assumed contract. We anticipate more reductions in 2008 and in the future as the cancelled contract expires.

“In August 2007, we announced that our board of directors authorized our company to repurchase up to an additional 600,000 shares of United Fire common stock to enhance shareholder value. As of December 31, 2007, we have repurchased a total of 497,500 shares of common stock for $16.1 million at an average price per share of $32.32, which we believe is an exceptional value.”

In regard to our life insurance segment, Ramlo commented: “Despite the difficult interest rate environment, our life insurance segment made a nice contribution to our net income. The goal of our life company is to make consistent contributions to our net income and to smooth out the earnings trend of our property and casualty business, which is more cyclical. We are pleased with the life company’s contribution in 2007.

“We anticipate that the annuity market will remain a challenge in 2008. While annuities will remain our leading product, we will give some additional focus to our marketing efforts on single premium whole life and single premium immediate annuity products. These products are especially attractive to both our new and existing senior citizen and baby boomer policyholders. As always, we continue to promote the traditional life insurance products offered by our company, including term life, universal life and whole life.”

Consolidated supplementary financial information

Income Statement:	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands)	2007	2006	2007	2006
Revenues
Net premiums written (1)	$117,686	$120,630	$501,849	$509,669
Net premiums earned	$130,218	$132,997	$505,763	$503,122
Investment income, net of investment expenses	30,070	31,616	122,439	121,981
Realized investment gains	5,305	1,725	9,670	9,965
Other income (expense)	164	56	654	532
Total Revenues	165,757	166,394	638,526	635,600

Benefits, Losses and Expenses
Losses and loss settlement expenses	70,219	68,929	260,714	292,789
Increase in liability for future policy benefits	5,198	6,151	15,666	19,737
Amortization of deferred policy acquisition costs	36,516	34,453	136,805	126,898
Other underwriting expenses	5,246	2,030	22,918	21,525
Interest on policyholders’ accounts	10,418	11,605	43,089	49,159
Total Benefits, Losses and Expenses	127,597	123,168	479,192	510,108

Income before income taxes	38,160	43,226	159,334	125,492
Federal income tax expense	11,701	13,960	47,942	37,407
Net Income	$26,459	$29,266	$111,392	$88,085

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Balance Sheet:	December 31, 2007	December 31, 2006
(Dollars in Thousands)
Total cash and investments	$2,399,141	$2,388,387
Total assets	2,760,554	2,776,067
Future policy benefits and losses, claims and loss settlement expenses	$1,681,060	$1,752,228
Total liabilities	2,009,057	2,095,259
Net unrealized investment gains, after tax	$85,579	$93,519
Total stockholders' equity	751,497	680,808

Property and casualty insurance

Property & Casualty Insurance Financial Results:	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands)	2007	2006	2007	2006
Revenues
Net premiums written (1)	$109,079	$112,179	$470,402	$476,402
Net premiums earned	$121,431	$124,009	$473,134	$467,031
Investment income, net of investment expenses	10,581	10,951	43,363	40,225
Realized investment gains	3,817	418	7,098	6,986
Other income	40	(63)	61	(108)
Total Revenues	135,869	135,315	523,656	514,134

Benefits, Losses and Expenses
Losses and loss settlement expenses	67,865	66,252	245,845	278,504
Amortization of deferred policy acquisition costs	31,826	33,859	123,421	118,756
Other underwriting expenses	3,838	89	15,378	13,269
Total Benefits, Losses and Expenses	103,529	100,200	384,644	410,529

Income before income taxes	32,340	35,115	139,012	103,605
Federal income tax expense	9,639	11,003	40,787	29,635
Net Income	$22,701	$24,112	$98,225	$73,970

GAAP combined ratio: (1)
Net loss ratio	55.9%	53.4%	52.0%	59.6%
Expense ratio	29.4%	27.4%	29.3%	28.3%
Combined ratio	85.3%	80.8%	81.3%	87.9%
Combined ratio (without catastrophes)	82.3%	79.3%	78.3%	75.1%

Statutory combined ratio: (1)
Net loss ratio	59.2%	53.8%	52.4%	60.2%
Expense ratio	30.8%	30.6%	29.7%	29.5%
Combined ratio	90.0%	84.4%	82.1%	89.7%
Combined ratio (without catastrophes)	87.0%	82.9%	79.1%	76.9%

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Highlights for the Three- and Twelve-Month Periods Ended December 31, 2007 and 2006:

•

Net written premiums in the current year quarter decreased by 2.8 percent from the prior year quarter and 2007 premiums decreased by 1.3 percent from the prior year. The decline in premiums in the fourth quarter, and for the full year were impacted by an overall decrease in renewal pricing. Premium writings also decreased in 2007 as a result of our planned reduction of property exposures in Louisiana. However, some of this decrease was offset by pricing increases, specifically in hurricane exposed regions.

•

The commercial lines pricing environment continues to be competitive, with an average of mid-single digit percentage decreases in premium. In nearly every geographic location in which we do business, we are experiencing pricing pressure on renewal accounts, especially midsize and large accounts.

•

The personal lines pricing environment also continues to be very competitive both in the auto and homeowners lines of business, with an average of mid-single digit percentage decreases in non-catastrophe exposed states.

•

Despite the soft market conditions, our retention rate of quality accounts has remained high. We also sought to increase our level of business through new policyholders. We increased writings in four Southern states in 2007 and added new accounts in some of our Midwestern states. The new business has been generated through our existing independent agencies.

•

Our combined ratio deteriorated by 4.5 points to 85.3 percent in the fourth quarter of 2007 from the fourth quarter of 2006. Losses increased 2.4 percent, while net premiums earned decreased by 2.1 percent to $121.4 million. Catastrophe losses were higher in the fourth quarter of 2007, increasing by $1.8 million to $3.6 million. Also contributing to the increase in the combined ratio was the expense ratio, which increased by 2.0 points to 29.4 percent. Amortization of prior deferred expenses and flat premium growth contributed to the increase.

•

For 2007, our combined ratio improved by 6.6 points to 81.3 percent as a result of a decrease in catastrophe losses of $45.7 million from 2006. The 2006 losses included $31.7 million in losses related to Hurricane Katrina. Without the impact of catastrophes, our results have been favorable year-over-year. However, there has been some deterioration in these results, due primarily to pricing conditions.

•

For 2007, we experienced an increase in claims frequency in the commercial auto line of business and an increase in claims severity in the other liability line. Our results improved in the workers’ compensation and surety lines of business. The improvement in results for workers’ compensation was due to lower severity, a slight decrease in our frequency and improvements in our medical review programs. Improvement in the surety line resulted from a decrease in frequency and severity.

•

The expense ratio increased by 1.0 point between 2007 and 2006, which was attributable to an increase in benefit expenses, an increase in accounts receivable charged off and a fixed level of operating expenses on flat premium revenue growth.

Years ended December 31		2007			200 6
(Dollars in Thousands)	Net Premiums Earned	Net Losses & Loss Settlement Expenses Incurred	Net Loss Ratio	Net Premiums Earned	Net Losses & Loss Settlement Expenses Incurred	Net Loss Ratio
Commercial lines:
Fire and allied lines (1)	$136,704	$55,354	40.5%	$124,862	$106,889	85.6%
Other liability (2)	117,494	65,773	56.0	130,358	38,754	29.7
Automobile	99,004	63,509	64.1	95,443	55,422	58.1
Workers’ compensation	48,359	32,408	67.0	42,079	31,160	74.1
Fidelity and surety	21,848	2,121	9.7	22,021	7,741	35.2
Miscellaneous	851	413	48.5	867	134	15.5
Total commercial lines	$424,260	$219,578	51.8%	$415,630	$240,100	57.8%
Personal lines:
Fire and allied lines (3)	$21,117	$12,434	58.9%	$20,511	$22,005	107.3%
Automobile	13,764	8,561	62.2	16,427	7,771	47.3
Miscellaneous	311	353	N/A	332	502	N/A
Total personal lines	$35,192	$21,348	60.7%	$37,270	$30,278	81.2%
Reinsurance assumed	$13,682	$4,919	36.0%	$14,131	$8,126	57.5%
Total	$473,134	$245,845	52.0%	$467,031	$278,504	59.6%

(1) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(2) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Life insurance

Life Insurance Financial Results:	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands)	2007	2006	2007	2006
Revenues
Net premiums written (1)	$8,607	$8,451	$31,447	$33,267
Net premiums earned	$8,787	$8,988	$32,629	$36,091
Investment income, net of investment expenses	19,489	20,665	79,076	81,756
Realized investment gains	1,488	1,307	2,572	2,979
Other income	124	119	593	640
Total Revenues	29,888	31,079	114,870	121,466

Benefits, Losses and Expenses
Losses and loss settlement expenses	2,354	2,677	14,869	14,285
Increase in liability for future policy benefits	5,198	6,151	15,666	19,737
Amortization of deferred policy acquisition costs	4,690	594	13,384	8,142
Other underwriting expenses	1,408	1,941	7,540	8,256
Interest on policyholders' accounts	10,418	11,605	43,089	49,159
Total Benefits, Losses and Expenses	24,068	22,968	94,548	99,579

Income before income taxes	5,820	8,111	20,322	21,887
Federal income tax expense	2,062	2,957	7,155	7,772
Net Income	$3,758	$5,154	$13,167	$14,115

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Highlights for the Three- and Twelve-Month Periods Ended December 31, 2007 and 2006:

•

Net premiums earned decreased in 2007, both for the fourth quarter and for the full year. The decline was due to a decrease in the sales of single premium whole life insurance and the run-off of credit life and health insurance.

•	For the fourth quarter, and for the year, annuity withdrawals exceeded new annuity deposits, although at a slower pace than during 2006.
•

In the fourth quarter of 2007, we experienced a net cash outflow of approximately $19.6 million related to our annuity business, compared to a $23.2 million net cash outflow during the fourth quarter of 2006. For 2007, we experienced a net cash outflow of $92.8 million related to our annuity business, compared to $112.8 million net cash outflow for 2006.

•

The 2006 and 2007 level of net cash outflows is representative of the challenges we have been facing in retaining our existing annuitants and attracting new annuitants with a rate of interest that is competitive in the marketplace while still allowing for an acceptable profit margin. These challenges are in large part a result of the recent interest rate environment, which has been characterized by a flat to inverted yield curve. The inverted yield curve results when long-term debt security rates are lower than short-term debt security rates. As the result of this situation, investors may be able to obtain a better yield on a short-term investments, primarily bank CDs, than on an annuity.

•

The increase in amortization of deferred policy acquisition costs in 2007 was due primarily to changes in our annuity assumptions, with the largest component attributable to a change in our policy lapse assumption. We increased our assumption in response to the increased level of annuity surrenders in recent years and our expectations about the interest rate environment. The impact of the assumption changes have been recognized through income as an increase to amortization expense.

•

The reduction in annuity balances was the primary contributor to the decrease in interest on policyholders’ accounts in 2007, as well as a decline in credited interest rates on in force annuity contracts.

Consolidated investment information

Investment income decreased by 4.9 percent to $30.1 million in the fourth quarter of 2007, compared to the same period in 2006. For 2007, investment income increased by $.5 million to $122.4 million. The decrease between quarters and the year-to-date flat level of increase was the result of depressed market interest rates and the contraction of our annuity business.

The average investment yield, which is investment income divided by average invested assets, was 5.5 percent in 2007 and 5.7 percent in 2006.

As of December 31, 2007, we recorded net unrealized gains, after tax, of $85.6 million, compared to $93.5 million in 2006. In 2007, depressed stock prices, particularly our holdings in financial equity securities, contributed to the decrease in unrealized gains. We attribute the decreased stock prices to general market conditions.

Non-GAAP financial measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is net income excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations.

(Dollars in Thousands Except Per Share Data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income	$26,459	$29,266	$111,392	$88,085
After-tax realized gains	(3,448)	(1,121)	(6,285)	(6,477)
Operating income	$23,011	$28,145	$105,107	$81,608
Basic earnings per share	$0.97	$1.06	$4.04	$3.37
Operating income per share	0.84	1.02	3.81	3.12

Net premiums written represents the amount of premiums charged for policies issued during the period, net of what we are charged for reinsurance policies. We report these premiums as revenue as they are earned over the underlying policy period. We report net premiums written applicable to the unexpired term of a policy as unearned premium subject to reinsurance. We evaluate net premiums written as a measure of business production for the period under review. Net premiums written is a measure of our overall business volume.

(Dollars in Thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net premiums written	$117,686	$120,630	$501,849	$509,669
Net change in unearned premium	12,475	12,851	6,847	(9,110)
Net change in prepaid reinsurance premium	57	(484)	(2,933)	2,563
Net premiums earned	$130,218	$132,997	$505,763	$503,122

Catastrophe losses utilize the designations of the Insurance Services Office (“ISO”) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is a single unpredictable incident or series of closely related incidents causing severe insured losses, that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophes”). We also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. For the quarter ended December 31, 2007, we had no losses from non-ISO catastrophes, compared to $.3 million for the quarter ended December 31, 2006. For 2007 and 2006 losses from non-ISO catastrophes totaled $.4 million and $.9 million, respectively. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 15th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the second consecutive year, our subsidiary, United Life Insurance Company has been named to the Ward’s 50 Life & Health Insurance Companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007 and in our report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on October 25, 2007. The risks identified on Form 10-K and Form 10-Q are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.